Exhibit 16.1

30 Old Bailey London EC4M 7AU Tel: +44 (0)20 7063 4000 www.mazars.co.uk

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Date: August 14, 2023

Dear Commissioners:

Re:	OKYO Pharma Limited

Commission File Number 0001849296

We have read the Item 16F of Form 20-F of OKYO Pharma Limited dated August 14, 2023, which discusses the resignation of Mazars LLP as that company’s independent auditor. We agree with the statements concerning Mazars LLP made in paragraphs one, three, four, and five. We have no basis to agree or disagree with respect to the statements made in paragraphs two and six.

Very truly yours,

/s/ Mazars LLP

30 Old Bailey
London
EC4M 7AU
United Kingdom

Mazars LLP

Mazars LLP is the UK firm of Mazars, an integrated international advisory and accountancy organisation. Mazars LLP is a limited liability partnership registered in England and Wales with registered number OC308299 and with its registered office at 30 Old Bailey, London, EC4M 7AU. Registered to carry on audit work in the UK by the Institute of Chartered Accountants in England and Wales. Details about our audit registration can be viewed at www.auditregister.org.uk under reference number C001139861. VAT number: GB 839 8356 73